EXHIBIT 99.3



                             NORTHEAST BANCORP, INC.


                          NOTICE OF SPECIAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON JUNE 15, 1999


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     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Northeast
Bancorp, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Tuesday, June 15, 1999, at 14 South Main Street, Northeast, Maryland 21901. We enclose a form of proxy and a proxy statement/ prospectus for the meeting.

     We are holding the meeting for the purpose of considering and acting upon the following matters:

     1. Adoption of the Agreement and Plan of Reorganization, dated February 10, 1999, by and among Sterling Financial Corporation, Sterling Financial Interim Acquisition Corporation, Northeast Bancorp, Inc., and The First National Bank of North East. The agreement provides that Northeast Bancorp, Inc. will merge with and into Sterling Financial Interim Acquisition Corporation, a subsidiary of Sterling Financial Corporation. Upon completion of the merger, each Northeast Bancorp, Inc. stockholder will have the right to receive 2 shares of Sterling Financial Corporation common stock, par value $5.00 per share, in exchange for each share of common stock of Northeast Bancorp, Inc., par value $1.00 per share, held by the stockholder.

     2. Such other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

     We may take action on any one of these proposals at the meeting, or on any dates to which, we may adjourn the meeting. Only those stockholders whose ownership appears on the stockholder records of Northeast Bancorp, Inc. at the close of business on Monday, April 26, 1999, will be entitled to receive notice of the meeting and to vote at the meeting.

     Your Board of Directors believes that this merger is in the best interests of Northeast Bancorp, Inc. and its stockholders. Our reasons for this belief are provided in the enclosed proxy statement/prospectus. We urge you to vote for the adoption of the agreement. Your participation at the meeting, in person or by sending in a completed proxy, is important. We need the affirmative vote of at least a majority of the outstanding shares of common stock to adopt the agreement.


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     If you do not send in a completed proxy or you do not attend the meeting and vote, it has the same effect as voting against the merger. Therefore, we urge you to complete, sign, date and return the enclosed form of proxy in the enclosed postage-paid envelope as soon as possible so that your shares will be voted at the meeting. If you do attend the meeting and wish to vote in person, you can do so by giving written notice to the Secretary of the Northeast Bancorp, Inc. Your ballot at the meeting will replace your proxy.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote "FOR" approval of the agreement and merger.


                                            By Order of the Board of Directors,



                                            Chairman of the Board of Directors

Northeast, Maryland
May __, 1999